UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2017

Tutor Perini Corporation

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California 91342-1093

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (818) 362-8391

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Thomas (Tom) C. Leppert

On March 7, 2017, at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors of Tutor Perini Corporation (the “Company”) elected Thomas (Tom) C. Leppert as an independent director of the Company, effective immediately, with a term expiring at the 2017 annual meeting of shareholders. The Board also appointed Mr. Leppert to serve as a member of the Compensation Committee.

Mr. Leppert will be compensated similar to the other non-employee directors of the Company, as described in the Company’s most recent proxy statement filed with the Securities and Exchange Commission on April 11, 2016.

Mr. Leppert, age 62, has over 30 years of leadership experience in both the private and public sectors, spanning a variety of roles including corporate CEO and elected political official. He served as the  Chief Executive Officer of Kaplan, Inc., a global multi-billion dollar educational services company, from 2014 to 2015, and as the Chief Operating Officer from 2013 to 2014. From 2007 to 2011, he served as the mayor of Dallas, Texas. Prior to his public service, he served as Chairman and Chief Executive Officer of The Turner Corporation, one of the nation’s largest general building companies; Vice Chairman of Pacific Century Financial Corporation and its major subsidiary, the Bank of Hawaii; President and Chief Executive Officer of Castle & Cooke Properties, Inc.; and National Partner of Trammell Crow Company. Mr. Leppert began his career at McKinsey & Co., where he was elected a Principal of the firm. Mr. Leppert is also a director of W.S. Atkins PLC, a publicly traded multinational engineering, design, planning, architectural design, project management and consulting services company.

Mr. Leppert holds a Bachelor of Arts in Economics and Accounting from Claremont McKenna College and a Master of Business Administration with distinction from Harvard Business School.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tutor Perini Corporation

Dated: March 13, 2017
	By:	/s/Gary G. Smalley
Gary G. Smalley Executive Vice President and Chief Financial Officer